EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2014 Results

MITCHEL FIELD, N.Y., Dec. 11, 2013 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the second quarter of fiscal 2014, which ended October 31, 2013, of $17.0 million, up from $16.8 million recorded in the preceding quarter and compared to $17.6 million recorded in the second quarter of fiscal 2013. Revenues for the first six months of fiscal 2014 were $33.8 million compared to $34.3 million recorded in the same period of the prior year.

The Company recorded operating profit of $1.3 million for the quarter ended October 31, 2013, up from $1.0 million in the preceding quarter and compared to $2.0 million in the second quarter of the prior year. Operating profit for the first six months of fiscal year 2014 was $2.2 million compared to $3.1 million in the first half of fiscal year 2013. Net income for the second quarter of fiscal 2014 was $1.4 million or $0.16 per diluted share, up from $676,000 or $0.08 per diluted share in the preceding quarter and compared to $1.4 million or $0.17 per diluted share for the second quarter of the prior year. For the year to date, net income was $2.1 million or $0.24 per diluted share compared to the prior year's $2.2 million or $0.26 per diluted share.  Fiscal year 2014 results include $736,000 in net proceeds from the sale of certain manufacturing equipment under a rubidium oscillator license agreement.

Commenting on these results, Chairman of the Board General Joseph Franklin said: "Our satellite payload business continued to experience solid growth and for the first six months of our current fiscal year revenues were up almost 20% over last year. The increase in revenues and the operating profits from the satellite business area substantially offset reduced revenues and operating results in our non-space business areas. For the balance of this fiscal year we expect results for the non-space business areas will continue at approximately current levels. Based on our excellent level of bookings so far this year and the continued rise in funded backlog, we look forward to gains in revenues, operating profits and cash flow in the second half of this fiscal year 2014."

Fiscal 2014 Selected Financial Metrics and Other Items:

  For the six months ended October 31, 2013, satellite payload revenues accounted for more than half of consolidated revenues.  Satellite payloads account for over three-fourths of the Company's consolidated backlog.
  For the six months ended October 31, 2013, total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, accounted for nearly 60% of consolidated revenues. Approximately half of funded backlog is related to products for Commercial end-use.
  In fiscal 2014, bookings based on Frequency's legacy products for both U.S. Government and commercial satellites increased substantially. Funded backlog at October 31, 2013, rose to $57 million not including approximately $20 million of booked orders to be funded subsequent to the end of the second quarter.
  Spending on internal research and development (IR&D) for the six months ended October 31, 2013, increased by approximately $600,000 compared to the same period of the prior year. These expenditures reflect the Company's accelerated IR&D spending on its new expanded product line of satellite microwave receivers and up/down converters.
  Inventory increased by approximately $3 million from the end of the last fiscal year primarily in preparation for the production phase of the multi-satellite Iridium program as well as for other recent bookings. Consuming this inventory will result in increased revenues and positive operating cash flow going forward.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, December 11, 2013, at 3:00 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through January 11, 2014. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Postcodes (both are required for playback): Account: 286, Conference ID #: 13573549.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Six Months ended		Quarter Ended
	October 31,		October 31,
	2013	2012	2013	2012
	(unaudited)
	(in thousands except per share data)

Revenues	$33,834	$34,254	$17,007	$17,569
Cost of Revenues	21,336	21,541	10,775	10,837
Gross Margin	12,498	12,713	6,232	6,732
Selling and Administrative	7,045	6,996	3,485	3,511
Research and Development	3,226	2,618	1,483	1,203
Operating Profit	2,227	3,099	1,264	2,018
Interest and Other, Net	990	210	897	93
Income before Income Taxes	3,217	3,309	2,161	2,111
Income Tax Provision	1,150	1,100	770	670
Net Income	$2,067	$2,209	$1,391	$1,441

Net Income per Share:
Basic	$0.24	$0.26	$0.16	$0.17
Diluted	$0.24	$0.26	$0.16	$0.17
Average Shares Outstanding
Basic	8,504,810	8,389,942	8,519,718	8,401,636
Diluted	8,780,388	8,573,536	8,821,779	8,603,021

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	October 31,	April 30,
	2013	2013
	(in thousands)
ASSETS
Cash & Marketable Securities	$20,941	$21,730
Accounts Receivable	11,318	7,781
Costs and Estimated Earnings in Excess of Billings, net	5,418	8,617
Inventories	40,667	37,521
Other Current Assets	5,652	5,367
Property, Plant & Equipment	9,998	8,316
Other Assets	20,014	19,577
	$114,008	$108,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$6,805	$9,327
Long-term debt	10,100	6,000
Other Long-term Obligations	11,247	11,130
Stockholders' Equity	85,856	82,452
	$114,008	$108,909
CONTACT: Alan Miller, CFO, or
         General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com